Exhibit 3.3(b)

LIMITED LIABILITY COMPANY AGREEMENT

OF

ACCESSMED, LLC

This Limited Liability Company Agreement (this “Agreement”) of AccessMED, LLC (the “Company”), is entered into as of December 31, 2007, by AccessMED Holdings, LLC, the sole member of the Company (the “Member”), for the purpose of forming a Kansas limited liability company pursuant to and in accordance with the Kansas Limited Liability Act, as amended (the “Act”), to govern the affairs of the Company and the conduct of its business.

1. Formation. The Company was originally formed as a Kansas corporation. The Company was converted into a Kansas limited liability company effective as of December 31, 2007 by the filing pursuant to the Act of a Certificate of Conversion and the Articles of Organization (collectively, the “Filings”) with the Secretary of State of the State of Kansas. By execution hereof, the Member is admitted as a member of the Company and shall acquire a limited liability interest in the Company.

2. Name. The name of the Company is “AccessMED, LLC” and all business must be conducted in that name or such other names that comply with applicable law.

3. Purpose. The purpose for which the Company is organized is to transact any and all lawful business for which limited liability companies may be organized under the Act and that is not forbidden by the law of the jurisdiction in which the Company engages in that business.

4. Registered Office. The registered office of the Company in the State of Kansas is c/o The Corporation Company, Inc., 515 S. Kansas Avenue, Topeka, Kansas 66603.

5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Kansas is c/o The Corporation Company, Inc., 515 S. Kansas Avenue, Topeka, Kansas 66603.

6. Principal Office. The principal office of the Company (at which the books and records of the Company will be maintained) will be at 16825 Northchase Dr., Suite 1300, Houston, Texas 77060.

7. Member. The name and the mailing address of the Member is as follows:

AccessMED Holdings, LLC

c/o Physician Reliance Network, LLC

16825 Northchase Dr., Suite 1300 Houston, Texas 77060

8. Certificated Interests. The Company shall issue one or more certificates for such limited liability company interests to the Member. The Member’s limited liability company interests shall be governed by Article 8 of the Uniform Commercial Code as in effect in the State of Kansas from time to time (the “UCC”) and shall constitute a “security” as defined in the UCC.

9. Powers. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 3 including any and all powers set forth in the Act.

10. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any other Indemnitee shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or an Indemnitee. All persons dealing with the Company shall look solely to the assets of the Company for the payment of the debts, obligations, or liabilities of the Company.

11. Term. The term of the Company commenced on the date of the filing of the Articles of Organization in the Office of the Secretary of State of the State of Kansas and shall be perpetual, unless it is dissolved sooner as a result of: (a) the written election of the Member or (b) any other event causing dissolution under the Act. The existence of the Company as a separate legal entity shall continue until the cancellation of the Articles of Organization as provided in the Act.

12. Capital Contributions. The Member shall make capital contributions to the Company at such times and in such amounts as determined by the Member.

13. Management. Management, operation and policy of the Company shall be vested exclusively in the Member, and there shall be no “manager” within the meaning of the Act. The Member, acting through its duly authorized agents, is authorized and empowered on behalf and in the name of the Company to perform all acts and engage in all activities and transactions which it may in its sole discretion deem necessary or advisable in order to cause the Company to carry out its purpose and exercise the powers granted to the Company hereunder and under the Act. The Member is an agent of the Company and the actions of such Member in such capacity shall be binding on the Company without liability to the Member so acting. The Member may authorize any person (including any officer) to enter into and perform under any document authorized by the Member on behalf of the Company.

14. Officers.

(a) Appointment and Tenure.

(i) The Member may or may not, from time to time, designate officers of the Company to carry out the day-to-day business of the Company.

(ii) The officers of the Company may consist of any number of individuals designated from time to time by the Member. No officer need be a resident of the State of Kansas. Each officer shall hold his offices for such terms and shall have such authority and exercise such powers and perform such duties as determined from time to time by the Member. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Member.

(iii) The officers of the Company may consist of a president, a secretary and a treasurer. The Member may also designate one or more vice presidents, assistant secretaries, and assistant treasurers. The Member may designate such other officers and assistant officers and agents as the Member deems necessary.

(iv) The initial officers of the Company as of the date hereof shall be:

Name	Title
R. Dale Ross	President
Bruce Broussard	Vice President
Richard P. McCook	Vice President, Secretary and Treasurer
Phillip H. Watts	Vice President, Assistant Secretary and Assistant Treasurer

(b) Removal. Any officer may be removed as such at any time by the Member, either with or without cause, in the discretion of the Member.

(c) President or Chief Executive Officer. The president or chief executive officer, if one is designated, shall be the chief executive officer of the Company, shall have general and active management of the day-to-day business and affairs of the Company as authorized from time to time by the Member and shall be authorized and directed to implement all orders, resolutions and business plans adopted by the Member.

(d) Vice Presidents. The vice presidents, if any are designated, in the order of their seniority, unless otherwise determined by the Member, shall, in the absence or disability of the president or chief executive officer, perform the duties and have the authority and exercise the powers of the president or chief executive officer. They shall perform such other duties and have such other authority and powers as the Member may from time to time prescribe.

(e) Secretary; Assistant Secretaries. The secretary, if one is designated, shall perform such duties and have such powers as the Member may from time to time prescribe. The assistant secretaries, if any are designated shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary. They shall perform such other duties and have such other powers as the Member may from time to time prescribe.

(f) Treasurer; Assistant Treasurers. The treasurer, if one is designated, shall have custody of the Company’s funds and securities and shall keep full and accurate accounts and records of receipts, disbursements and other transactions in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated from time to time by the Member. The treasurer shall disburse the funds of the Company as may be ordered by the Member, taking proper vouchers for such disbursements, and shall render the president or chief executive officer and the Member, when so directed, an account of all his transactions as treasurer and of the financial condition of the Company. The treasurer shall perform such other duties and have such other powers as the Member may from time to time prescribe. If required by the Member, the treasurer shall give the Company a bond of such type, character and amount as the Member may require. The assistant treasurers, if any are designated, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform such other duties and have such other powers as the Member may from time to time prescribe.

15. Distributions. The Company shall make cash distributions to the Member at such times and in such amounts as determined by the Member.

16. Exculpation. Neither the Member, nor any owner, officer, director, employee or agent of the Company or the Member, shall be liable, responsible or accountable in damages or otherwise to the Company or the Member for any action taken or failure to act (even if such action or failure to act constituted the negligence of a person) on behalf of the Company within the scope of the authority conferred on the person described in this Agreement or by law unless such act or omission was performed or omitted fraudulently or constituted gross negligence or willful misconduct. To the extent that, at law or in equity, the Member, or any owner, officer, director, employee or agent of the Company or the Member have duties (including fiduciary duties) and liabilities relating to the Company, the Member or any owner, officer, director, employee or agent of the Company or the Member acting under this Agreement shall not be liable to the Company or the Member for their reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Member or any owner, officer, director, employee or agent of the Company or the Member otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of the Member or any owner, officer, director, employee or agent of the Company or the Member.

17. Indemnification.

(a) To the fullest extent permitted by law, the Member and the officers, directors, employees and agents of the Company or the Member or an affiliate thereof (individually, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, judgments, liabilities, obligations, penalties, settlements and reasonable expenses (including legal fees) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of its status as (i) a Member of the Company or (ii) an officer, director, employee or agent of the Company or the Member or an affiliate thereof, regardless of whether the Indemnitee continues to be a Member or an officer, director, employee or agent of the Member or an affiliate thereof at the time any such liability or expense is paid or incurred, unless the act or failure to act giving rise to indemnity hereunder was performed or omitted fraudulently or constituted gross negligence or willful misconduct.

(b) The Company may purchase and maintain insurance on behalf of such persons as the Member shall determine, including any officers, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(c) Expenses incurred by any Indemnitee in defending any claim with respect to which such Indemnitee may be entitled to indemnification by the Company hereunder (including without limitation reasonable attorneys’ fees and disbursements) shall, to the maximum extent permitted by law, be advanced by the Company prior to the final disposition of such claim, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay the advanced amount of such expenses unless it is determined ultimately that the Indemnitee is entitled to indemnification by the Company under Section 17(a).

(d) The indemnification provided in this Section 17 is for the benefit of the Indemnitees and shall not be deemed to create any right to indemnification for any other persons.

18. Amendments to this Agreement. The power to alter, amend, restate or repeal this Agreement or to adopt a new limited liability company agreement is vested in the Member. This Agreement may be amended, modified, supplemented or restated in any manner permitted by applicable law and approved by the Member.

19. Transfer of Interests. The Member may sell, assign, pledge, encumber, dispose of or otherwise transfer all or any part of the economic or other rights that comprise its limited liability company interest in the Company. The transferee shall have the right to be substituted for the Member under this Agreement for the transferor if so determined by the Member. No Member may withdraw or resign as Member except as a result of a transfer pursuant to this Section 19 in which the transferee is substituted for the Member. None of the events described in Section 18-304 of the Act shall cause the Member to cease to be a Member of the Company.

20. Authorized Person. Each of the Member and Melisa Jacobs is hereby designated as an “authorized person” within the meaning of the Act to execute, deliver and file the Filings with the Secretary of State of the State of Kansas, and to execute, deliver and file any amendments or restatements of the Filings, any cancellation thereof or any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

21. Construction. Unless the context otherwise requires: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Sections refer to Sections of this Agreement; and (c) words used in the singular shall also denote the plural, and words used in the plural shall also denote the singular. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Kansas, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, has duly executed this Limited Liability Company Agreement as of the date first set forth above.

SOLE MEMBER:	ACCESSMED HOLDINGS, LLC

	By:	/S/ PHILLIP WATTS
	Name:	Phillip Watts
	Title:	Vice President